Investor Relations Contact Shirley Stacy Align Technology, Inc. (408) 470-1150 sstacy@aligntech.com	Press Contact Shannon Mangum Henderson Ethos Communication, Inc. (678) 540-9222 align@ethoscommunication.com

Align Technology Announces Plans to Assume Operations from its Manufacturing Services Provider
SANTA CLARA, Calif., December 22, 2008/ -- Align Technology, Inc. (Nasdaq: ALGN) today announced that it is terminating the “Shelter Agreement” with its service provider International Manufacturing Solutions Operaciones, S. De. R.L. (IMS), based in Juarez, Mexico.  Effective April 1, 2009 Align will become a direct manufacturer and begin producing its custom made clear aligners independently.

"The transition from using manufacturing support services to becoming an independent manufacturer is the natural next step for Align," said Emory Wright, vice president of operations. "IMS has been a great partner in helping Align establish a world-class manufacturing process and deliver nearly 40 million individual clear aligners to date.  We will continue to work together over the next few months to ensure a seamless transition.”

“Today’s announcement reflects the successful evolution of our manufacturing operations as well as our commitment to improving operating margins,” said Thomas M. Prescott, president and CEO.  “We continue to make progress on our strategic initiative to increase efficiencies across the organization and lower the Company’s cost structure.  The expected financial benefit from these actions was included in the three to five year financial model targets communicated at our analyst meeting on November 21.”

Align has had its clear aligners manufactured in Juarez, Mexico since 2000 and has 10 employees that manage and oversee the manufacturing process supported by IMS.  IMS currently provides non-managerial personnel, administrative services, and the facilities for Align to manufacture, assemble and produce its clear aligners.  As part of the termination agreement, all IMS employees providing services to Align will be transferred to the Company at no additional cost.  In addition, Align will assume IMS’s lease agreement with Elamex for the facility in Juarez, Mexico.

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Today, the Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express, and Vivera Retainers.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

Align Technology Inc. 881 Martin Avenue Santa Clara, CA 95050 Tel: (408) 470-1000 Fax: (408) 470-1201